UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A
(Amendment No. 1)

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 1, 2017 (June 18, 2017)

VERSAR, INC.
(Exact name of Registrant as specified in its charter)

Delaware	1-9309	54-0852979
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6850 Versar Center Springfield, Virginia 22151
(Address of principal executive offices)
(Zip Code)

(703) 750-3000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note:
On June 5, 2017, Versar, Inc. (the “Company”) filed a Current Report on Form 8-K to report the termination of the employment of Cynthia A. Downes as Executive Vice President, Chief Financial Officer, Treasurer and Principal Accounting Officer. The Company is filing this amendment to the Form 8-K to report the entry into a Separation Agreement and General Release with Ms. Downes.

Item 1.01
Entry into a Material Definitive Agreement

As previously reported, effective June 1, 2017, the employment of Cynthia A. Downes, Executive Vice President, Chief Financial Officer, Treasurer and Principal Accounting Officer of Versar, Inc. (the “Company”) was terminated by the Company. Effective June 18, 2017, the Company and Ms. Downes entered into a Separation Agreement and General Release (the “Agreement”).

The Agreement provides, among other things, that: (a) Ms. Downes shall receive a lump sum severance payment in an amount equivalent to forty (40) weeks of her base salary at the time of termination in addition to unused vacation time; (b) the Company shall pay, up to five thousand dollars ($5000), transition services for Ms. Downes for three (3) months; (c) Ms. Downes shall not, for a period of six (6) months, directly or indirectly solicit or participate in the solicitation of any person employed by the Company at any time within the preceding eighteen (18) months with whom she had direct contact, nor solicit or participate in the solicitation of any of the Company’s customers in competition with the Company’s business; (c) Ms. Downes agrees to release and waive all claims (both known and unknown) that she may have against the Company as of June 1, 2017 to the fullest extent allowed by law. Ms. Downes also continues to be subject to additional noncompetition and other restrictive covenants set forth in certain restricted stock unit award agreements entered into by Ms. Downes and the Company during her employment by the Company.

The preceding descriptions of the Agreement are qualified in their entirety by reference to the text of the Agreement which is attached hereto as Exhibit 10.1 and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1	Separation Agreement and General Release dated June 12, 2017 and effective June 18, 2017, by and between Versar, Inc. and Ms. Downes

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: June 22, 2017	VERSAR, INC.

	By:	/s/ James D. Villa
James D. Villa
Senior Vice President and General Counsel